Exhibit 99.1

PRESS RELEASE

NRG Energy Announces

CFO Transition

PRINCETON, N.J.—February 4, 2021—NRG Energy, Inc. (NYSE: NRG) today announced Kirkland Andrews is stepping down as Chief Financial Officer (CFO), effective February 4, 2021. Mr. Andrews will remain with NRG in an advisory capacity through February 19, 2021. NRG has appointed Mr. Gaetan Frotte, the Company’s Senior Vice President and Treasurer, to serve as Interim CFO effective February 4, 2021.

“Kirk’s leadership and counsel helped achieve the financial foundation and simplicity that underpins the compelling strategic and financial flexibility that we enjoy today. His work through the Transformation Plan, strengthening our balance sheet, and simplifying our capital structure have been invaluable. On behalf of our Board and the entire NRG team, I would like to thank Kirk for his dedicated service and partnership over the last decade, and wish him well in his new role,” said Mauricio Gutierrez, NRG President, and Chief Executive Officer. “Today, following the completion of the Direct Energy acquisition and with legacy financial complexities largely behind us, our financial outlook is strong and path to investment grade credit ratings is clear. I have the utmost confidence in Gaetan’s ability to lead our finance team on an interim basis; he has been a proven leader and integral advisor to our financial strategy.”

Mr. Frotte, age 50, has served as Senior Vice President and Treasurer of the Company since December 2015, and in various senior management positions since joining in 2006. His diverse experience within NRG provides strong knowledge of the business, people, processes, and systems, and all aspects of the Company’s financial reporting and corporate governance. He studied management at The University of Hertfordshire and received a B.A. in Accounting Finance from Institut Supérieur du Commerce. He also holds an MBA, Finance from the University of Virginia – Darden Graduate School of Business Administration.

NRG will conduct a search for a permanent CFO, which will consider internal and external candidates. Mr. Frotte will continue in his role as Treasurer and will serve as the Interim CFO through the successful conclusion of the replacement search process.

About NRG Energy

At NRG, we’re bringing the power of energy to people and organizations by putting customers at the center of everything we do. We generate electricity and provide energy solutions and natural gas to millions of customers through our diverse portfolio of retail brands. A Fortune 500 company, operating in the United States and Canada, NRG delivers innovative solutions while advocating for competitive energy markets and customer choice, working towards a sustainable energy future. More information is available at www.nrg.com. Connect with NRG on Facebook, LinkedIn and follow us on Twitter @nrgenergy.

Investors:
Kevin L. Cole, CFA
609.524.4526
investor.relations@nrg.com

Media:
Candice Adams
609.524.5428
candice.adams@nrg.com